Exhibit 10.13

BANK OF THE OZARKS, INC.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

GRANT AGREEMENT

WHEREAS,             (hereinafter called the “Participant”) is a non-employee director of Bank of the Ozarks, Inc. (the “Company”); and

WHEREAS, the Company has in place the Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan (a copy of which is attached hereto as Exhibit A) (the “Plan”), which provides for annual awards to qualified non-employee directors of the Company and its Subsidiaries of options to purchase shares of the Company’s Common Stock;

WHEREAS, the grant of this Option to the Participant and the execution of a Grant Agreement in the form hereof have been duly authorized by the Company’s Board of Directors to become effective on the Date of Grant (as defined below);

NOW, THEREFORE, effective as of the Date of Grant, the Company grants to the Participant an Option pursuant to the Plan to Purchase             shares of Common Stock at a price equal to $            per share, subject to adjustment in certain circumstances as provided below or pursuant to the Plan, and agrees to cause certificates for any shares purchased hereunder to be delivered to the Participant upon payment of the aggregate Option Price in full, all subject, however, to the terms and conditions hereinafter set forth. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement are used as defined in the Plan.

1. The “Date of Grant” is             .

2. This Option shall become fully exercisable upon the Date of Grant.

3. This Option shall be exercisable only upon payment to the Company of the aggregate Option Price of the shares with respect to which the Option is exercised. The Option Price shall be payable in cash or by check acceptable to the Company.

If permitted, in the sole judgment of the Company, under applicable securities and other laws, the requirement of payment in cash shall be deemed satisfied if the Participant shall have made arrangements satisfactory to the Company with a broker who is a member of the National Association of Security Dealers, Inc. to sell on the exercise date a sufficient number of the shares being purchased so that the net proceeds of the sale transaction will at least equal the aggregate Option Price and pursuant to which the broker undertakes to deliver the aggregate Option Price to the Company not later than the date on which the sale transaction will settle in the ordinary course of business.

Upon the prior consent of the Board, this Grant Agreement may be unilaterally amended by the Company to provide for the following additional forms of payment of the Option Price:

(i) by the transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Board, as applicable, for less than six months) having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, or (ii) by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate fair market value per share on the date of exercise equal to the aggregate Option Price or (iii) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (i) and (ii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock.

4. This Grant Agreement shall automatically expire on the earlier of (a) ten years from the Date of Grant (the “Specified Term”) or (b) if the Participant ceases to be a director of the Company for any reason, 90 days after the date on which the Participant ceased to be a director.

5. This Option is not transferable without (i) the prior written consent of the Board, which consent may be withheld or granted in its sole judgment, and (ii) evidence satisfactory to the Board that such transfer will be made in compliance with all federal and state securities laws. This Option is not exercisable except as provided in this Grant Agreement and the Plan.

6. Adjustments shall be made in the Option Price and in the number or kind of shares of Common Stock or other securities covered by this Option to the extent required to prevent dilution or enlargement of the rights of the Participant that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, reorganization, partial or complete liquidation or issuance of rights or warrants to purchase securities of the Company or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Any fractional shares resulting from the foregoing adjustments will be eliminated.

7. Upon each exercise of this Option, the Company as promptly as practicable shall mail or deliver to the Participant a stock certificate or certificates representing the shares then purchased and shall pay all stamp taxes payable in connection therewith. The issuance of such shares and delivery of the certificate or certificates therefor shall, however, be subject to any delay necessary to complete (a) the listing of such shares on any stock exchange upon which shares of the same class are then listed and (b) such registration or qualification of such shares under any state or federal law, rule or regulation as the Company may determine to be necessary or advisable.

EXECUTED effective as of the             day of                     .

BANK OF THE OZARKS, INC.

By:
George Gleason Chairman/Chief Executive Officer

The undersigned Participant hereby acknowledges receipt of an executed original of this Grant Agreement and accepts the option granted thereunder upon the terms and conditions set forth in the Grant Agreement and the Plan.

By:
Participant